CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$2,500,000	$290.50

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)
Pursuant to Rule 457(p) under the Securities Act, the $2,355,326.38 remaining of registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $290.50 is offset against the registration fee due for this offering and of which $2,355,035.88 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.

Citigroup Inc.	October 2, 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014-CMTNG0244 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Market-Linked Notes Based on the S&P 500® Index Due October 7, 2021
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The notes offered by this pricing supplement are unsecured, senior debt securities issued by Citigroup Inc. The notes offer a semi-annual coupon at a rate of 1.00% per annum and the potential for an additional positive return at maturity based on the average index return percentage of the S&P 500® Index (the “underlying index”), measured as described below. If the average index return percentage is positive, you will receive a positive return at maturity equal to 100% of that average index return percentage, subject to the maximum return at maturity specified below, in addition to the final coupon payment. However, if the average index return percentage is negative or zero, your total return on the notes will be limited to the sum of the coupon payments paid over the term of the notes. Even if the average index return percentage is positive, so that you do receive a positive return at maturity in addition to the final coupon payment, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

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The average index return percentage is the average of the percentage changes in the closing level of the underlying index from the pricing date to each of the four quarterly valuation dates occurring during the final year of the term of the notes. You should understand that the return on the notes may be significantly lower than the actual return on the underlying index, as measured from the pricing date to the final valuation date, because of the manner in which the average index return percentage is calculated or because of the maximum return at maturity or both. You should also understand that you will not receive any dividends paid on the stocks that constitute the underlying index over the term of the notes.

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In order to obtain the limited exposure to the underlying index that the notes provide, investors must be willing to forgo any appreciation of the underlying index in excess of the maximum return at maturity specified below. In addition, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying index:	The S&P 500® Index (ticker symbol: “SPX”)
Aggregate stated principal amount:	$2,500,000
Stated principal amount:	$1,000 per note
Pricing date:	October 2, 2014
Issue date:	October 7, 2014
Valuation dates:	January 4, 2021, April 5, 2021, July 2, 2021 and October 4, 2021, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	October 7, 2021
Coupon payment dates:
The 7th day of each April and October, beginning on April 7, 2015 and ending on the maturity date, provided that if any such day is not a business day, the applicable coupon payment will be made on the next succeeding business day and no interest will accrue as a result of delayed payment

Coupon:	On each semi-annual coupon payment date, the notes will pay a coupon at a rate of 1.00% per annum
Payment at maturity:	For each note, the $1,000 stated principal amount per note plus the note return amount, which will be either zero or positive, plus the coupon payment due at maturity
Note return amount:
•   If the average index return percentage is greater than zero:
$1,000 × average index return percentage × upside participation rate, subject to the maximum return at maturity
•   If the average index return percentage is less than or equal to zero:
$0

Average index return percentage:	The arithmetic average of the interim index return percentages, as measured on each of the valuation dates
Interim index return percentage:	On each valuation date: (ending index level – initial index level) / initial index level
Initial index level:	1,946.17, the closing level of the underlying index on the pricing date
Ending index level:	The closing level of the underlying index on the relevant valuation date
Maximum return at maturity:	$264 per note (26.40% of the stated principal amount). Because of the maximum return at maturity, the payment at maturity (excluding the final coupon payment) will not exceed $1,264 per note.
Listing:	The notes will not be listed on any securities exchange
Upside participation rate:	100%
CUSIP / ISIN:	1730T0Z28 / US1730T0Z281
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000	$20	$980
Total:	$2,500,000	$50,000	$2,450,000
(1) On the date of this pricing supplement, the estimated value of the notes is $955.30 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.
(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-03-03 dated November 13, 2013         Underlying Supplement No. 3 dated November 13, 2013
Prospectus Supplement and Prospectus each dated November 13, 2013

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due October 7, 2021

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The following three examples illustrate the calculation of the average index return percentage and the payment at maturity on the notes based on different hypothetical interim index return percentages for each of the four quarterly valuation dates occurring during the final year of the term of the notes. Your actual payment at maturity per note will depend on the actual average index return percentage.

Investors in the notes will not receive any dividends on the stocks that constitute the underlying index. The examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Example 1

	Hypothetical Closing Level on the Valuation Date	Hypothetical Interim Index Return Percentage
Valuation Date 1	2,140.79	10.00%
Valuation Date 2	2,092.13	7.50%
Valuation Date 3	1,994.82	2.50%
Valuation Date 4	2,335.40	20.00%
Hypothetical Average Index Return Percentage	= (10.00% + 7.50% + 2.50% + 20.00%) / 4 = 10.00%

The interim index return percentage from the pricing date to the final valuation date is 20.00% but the average index return percentage is only 10.00%. The table above sets forth a hypothetical percentage change in the closing level of the underlying index from the pricing date to each of the valuation dates. In this example, the level of the underlying index is greater on the final valuation date than it was, on average, on the four quarterly valuation dates occurring during the final year of the term of the notes.

Payment at maturity per note = $1,000 + the note return amount, subject to the maximum return at maturity, + the coupon payment due at maturity

=	$1,000 + ($1,000 × average index return percentage × upside participation rate), subject to the maximum return at maturity, + the coupon payment due at maturity
=	$1,000 + ($1,000 × 10.00% × 100%), subject to the maximum return at maturity, + (($1,000 × 1.00%) / 2)
=	$1,000 + $100.00, subject to the maximum return at maturity, + $5.00
=	$1,105.00

Because the average index return percentage is greater than zero and is less than the maximum return at maturity, you would receive a positive return at maturity in this example equal to 100% of the average index return percentage, in addition to the final coupon payment. In this example, the return on the notes is significantly less than the performance of the underlying index as measured from the pricing date to the final valuation date.

October 2014	PS-2

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due October 7, 2021

Example 2

	Hypothetical Closing Level on the Valuation Date	Hypothetical Interim Index Return Percentage
Valuation Date 1	2,335.40	20.00%
Valuation Date 2	2,530.02	30.00%
Valuation Date 3	2,724.64	40.00%
Valuation Date 4	2,919.26	50.00%
Hypothetical Average Index Return Percentage	= (20.00% + 30.00% + 40.00% + 50.00%) / 4 = 35.00%

The interim index return percentage from the pricing date to the final valuation date is 50.00% but the average index return percentage is only 35.00%. The table above sets forth a hypothetical percentage change in the closing level of the underlying index from the pricing date to each of the valuation dates. In this example, the hypothetical average index return percentage is greater than the maximum return at maturity.

Payment at maturity per note = $1,000 + the note return amount, subject to the maximum return at maturity, + the coupon payment due at maturity

=	$1,000 + ($1,000 × average index return percentage × upside participation rate), subject to the maximum return at maturity, + the coupon payment due at maturity
=	$1,000 + ($1,000 × 35.00% × 100%), subject to the maximum return at maturity, + (($1,000 × 1.00%) / 2)
=	$1,000 + $350.00, subject to the maximum return at maturity, + $5.00
=	$1,269.00

Because the average index return percentage is greater than the maximum return at maturity, your payment at maturity in this example would be limited to the $1,000 stated principal amount per note plus the maximum return at maturity (as well as the coupon payment due at maturity), or $1,269.00 per note. In this example, the notes significantly underperform both the underlying index performance as measured by the appreciation from the pricing date to the final valuation date and the underlying index performance as measured by the average index return percentage.

Example 3

	Hypothetical Closing Level on the Valuation Date	Hypothetical Interim Index Return Percentage
Valuation Date 1	1,459.63	-25.00%
Valuation Date 2	1,654.24	-15.00%
Valuation Date 3	2,043.48	5.00%
Valuation Date 4	2,238.10	15.00%
Hypothetical Average Index Return Percentage	= (-25.00% + -15.00% + 5.00% + 15.00%) / 4 = -5.00%

The interim index return percentage from the pricing date to the final valuation date is 15.00% but the average index return percentage is only −5.00%. The table above sets forth a hypothetical percentage change in the closing level of the underlying index from the pricing date to each of the valuation dates. In this example, the underlying index is at a level below the initial index level on the first two valuation dates then appreciates on the second two valuation dates. In this example, the notes would provide no positive return at maturity other than the final coupon payment, even though the underlying index has appreciated from the pricing date to the final valuation date.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

=	$1,000 + $0 + (($1,000 × 1.00%) / 2)
=	$1,000 + $0 + $5.00
=	$1,005.00

Because the average index return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000 stated principal amount per note plus the coupon payment due at maturity, or $1,005.00.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

October 2014	PS-3

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due October 7, 2021

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the underlying index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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Your return on the notes may be limited to the sum of the coupon payments. You will receive a positive return on your investment in the notes in excess of the sum of the coupon payments only if the average index return percentage is greater than zero. If the average index return percentage is equal to or less than zero, you will only receive, at maturity, the stated principal amount of $1,000 for each note plus the coupon payment due at maturity in addition to the coupon payments previously paid. As the coupon rate payable on the notes is only 1.00% per annum, even if the average index return percentage is greater than zero, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

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Although the notes provide for the repayment of the stated principal amount at maturity and coupon payments, you may nevertheless suffer a loss on your investment in real value terms if the average index return percentage is less than or not sufficiently greater than zero. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return greater than the coupon rate payable on the notes. This potential loss in real value terms is significant given the 7-year term of the notes. You should carefully consider whether an investment that may provide a return that is lower than the return on alternative investments is appropriate for you.

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The notes are designed for investors who are willing to forgo full upside exposure to the underlying index in certain market scenarios in order to avoid downside exposure to the underlying index. Your potential return on the notes at maturity, other than the coupon payment you will receive at maturity, is limited to the maximum return at maturity of 26.40%. As a result, an investment in the notes may significantly underperform a hypothetical alternative investment providing 1-to-1 exposure to the performance of the underlying index. In addition, you should understand that if the closing level of the underlying index on the final valuation date is greater than it was, on average, on the four quarterly valuation dates occurring during the final year of the term of the notes, the average index return percentage will be less than the performance of the underlying index as measured from the pricing date to the final valuation date. You should not invest in the notes unless you understand and are willing to accept the potential drawbacks associated with the averaging feature of the notes.

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Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. As of October 2, 2014, the average dividend yield of the underlying index was approximately 1.99% per year. While it is impossible to know the future dividend yield of the underlying index, if this average dividend yield were to remain constant for the term of the notes, you would be forgoing an aggregate yield of approximately 13.93% (assuming no reinvestment of dividends) by investing in the notes instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

■	The notes are subject to the credit risk of Citigroup Inc. If we default on our obligations under the notes, you may not receive anything owed to you under the notes.

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The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

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Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

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The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the

October 2014	PS-4

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due October 7, 2021

economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

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The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

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The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

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The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

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The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

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Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

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Our offering of the notes does not constitute a recommendation of the underlying index. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the notes.

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The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who likely take positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

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We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

October 2014	PS-5

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due October 7, 2021

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

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Adjustments to the underlying index may affect the value of your notes. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the notes.

Information About the Underlying Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.  Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index.

Historical Information

The closing level of the underlying index on October 2, 2014 was 1,946.17.

The graph below shows the closing levels of the underlying index for each day such level was available from January 2, 2009 to October 2, 2014. We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the underlying index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2009 to October 2, 2014

Determination of Coupon Payments

On each coupon payment date, the amount of each coupon payment will equal (i) the stated principal amount of the notes multiplied by 1.00% divided by (ii) 2, which is $5.00 per note.

October 2014	PS-6

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due October 7, 2021

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.  If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the proceeds received minus your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes and decreased by payments previously made under the projected payment schedule.  Any gain generally will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 3.143%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of fixed payments of $10.000 per annum, paid semi-annually, and a projected payment of $1,166.339 at maturity (excluding the fixed payment received at maturity).

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Subject to the discussion in the accompanying product supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee equal to $20 for each $1,000 note sold in this offering. From this underwriting fee, CGMI will pay the registered representatives of CGMI a fixed selling concession of $20 for each $1,000 note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

October 2014	PS-7

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due October 7, 2021

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state notes or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes nor the issuance and delivery of the notes, nor the compliance by Citigroup Inc. with the terms of the notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

October 2014	PS-8

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due October 7, 2021

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October 2014	PS-9